FOR IMMEDIATE RELEASE	Contact:	Kent A. McKee
Memphis, TN—April 20, 2010		(901) 753-3208

MUELLER INDUSTRIES, INC. REPORTS
FIRST QUARTER 2010 RESULTS

Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller’s net income was $34.0 million, or 90 cents per diluted share, for the first quarter of 2010.  This compares with a net loss of $2.5 million, or 7 cents per diluted share, for the same period of 2009.  First quarter net sales for 2010 were $485.3 million compared with $326.6 million in 2009.

During the first quarter of 2010, the Company recognized a gain of $22.5 million (or 62 cents per diluted share after tax) on the settlement of an insurance claim pertaining to the 2008 fire at its U.K. copper tube operation.  Further, the realization of this gain resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.

Financial and Operating Highlights

Regarding the first quarter of 2010, Mr. Karp said:

•
“Net sales increased to $485.3 million primarily due to higher selling prices that reflect increased raw material costs.  The Comex average price of copper was $3.28 per pound in the first quarter of 2010, which compares with $1.57 in the first quarter of 2009.  Gross profit was $72.2 million in the first quarter which is the best of the last six consecutive quarters.

•
“Our Plumbing & Refrigeration segment posted operating earnings of $40.5 million that includes a $22.5 million gain on the settlement of an insurance claim as discussed above.  Net sales for the first quarter of 2010 were $256.7 million.  In the same period a year ago, segment earnings were $10.3 million on net sales of $190.4 million.  Volumes were mixed; tube volumes were lower, while fittings volume improved slightly.

•
“Our OEM segment posted operating earnings of $16.1 million during the first quarter of 2010 on net sales of $232.2 million, which compares with an operating loss of $6.3 million on net sales of $138.4 million for the same period in 2009.  The increase in earnings was primarily due to higher volume and better spreads as demand improved.

•	“Stockholders’ equity was $740.8 million which equates to a book value per share of $19.66 of which $10.54 per share was cash.

•	“Our current ratio remained solid at 4.0 to 1. We ended the quarter with $397.2 million in cash and $657.3 million in working capital.

•	“As of quarter end, our financial leverage was modest with a debt to total capitalization ratio of 19.5 percent.”

Business Outlook for 2010

Regarding the outlook for 2010, Mr. Karp said, “Business conditions have shown signs of improvement as the economic recovery in the United States takes hold. Although the commercial construction sector remains sluggish, residential construction has improved somewhat from the trough.  We expect that residential construction gains will be modest for the remainder of the year, while meaningful improvement in commercial construction is unlikely to occur before 2011.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to:  (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Quarter Ended
	March 27,	March 28,
	2010	2009
	(Unaudited)

Net sales	$485,268	$326,558

Cost of goods sold	413,048	287,383
Depreciation and amortization	10,348	10,480
Selling, general, and administrative expense	37,323	31,158
Insurance gain	(22,506)	-

Operating income (loss)	47,055	(2,463)

Interest expense	(2,532)	(2,636)
Other income, net	140	627

Income (loss) before income taxes	44,663	(4,472)

Income tax (expense) benefit	(9,864)	1,962

Consolidated net income (loss)	34,799	(2,510)

Less net (income) loss attributable to noncontrolling interest	(841)	18

Net income (loss) attributable to Mueller Industries, Inc.	$33,958	$(2,492)

Weighted average shares
for basic earnings (loss) per share	37,588	37,143
Effect of dilutive stock-based awards	94	-

Adjusted weighted average shares
for diluted earnings (loss) per share	37,682	37,143

Basic earnings (loss) per share	$0.90	$(0.07)

Diluted earnings (loss) per share	$0.90	$(0.07)

Dividends per share	$0.10	$0.10

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$256,662	$190,393
OEM Segment	232,204	138,392
Elimination of intersegment sales	(3,598)	(2,227)

Net sales	$485,268	$326,558

Operating income (loss):
Plumbing & Refrigeration Segment	$40,459	$10,331
OEM Segment	16,131	(6,266)
Unallocated expenses	(9,535)	(6,528)

Operating income (loss)	$47,055	$(2,463)

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 27,	December 26,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$397,180	$346,001
Accounts receivable, net	256,950	228,739
Inventories	185,828	191,262
Other current assets	33,478	42,841

Total current assets	873,436	808,843

Property, plant, and equipment, net	242,796	250,395
Other assets	121,902	120,903

	$1,238,134	$1,180,141

LIABILITIES AND EQUITY
Current portion of debt	$27,739	$24,325
Accounts payable	89,061	73,837
Other current liabilities	99,306	85,208

Total current liabilities	216,106	183,370

Long-term debt, less current portion	158,226	158,226
Pension and postretirement liabilities	42,843	44,320
Environmental reserves	23,862	23,268
Deferred income taxes	28,675	31,128
Other noncurrent liabilities	923	887

Total liabilities	470,635	441,199

Total Mueller Industries, Inc. stockholders' equity	740,815	713,167
Noncontrolling interest	26,684	25,775

Total equity	767,499	738,942

	$1,238,134	$1,180,141

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Quarter Ended
	March 27,	March 28,
	2010	2009
	(Unaudited)
Operating activities:
Net income (loss) attributable to Mueller Industries, Inc.	$33,958	$(2,492)
Reconciliation of net income (loss) attributable to Mueller Industries,
Inc. to net cash provided by operating activities:
Depreciation and amortization	10,389	10,521
Stock-based compensation expense	704	607
Gain on disposal of properties	(6)	(87)
Insurance gain	(22,506)	-
Insurance proceeds - noncapital related	5,561	-
Deferred income taxes	(3,623)	(248)
Income tax benefit from exercise of stock options	(11)	-
Net income (loss) attributable to noncontrolling interest	841	(18)
Changes in assets and liabilities:
Receivables	(30,689)	28,010
Inventories	3,748	38,657
Other assets	6,938	3,070
Current liabilities	30,899	(42,167)
Other liabilities	155	(620)
Other, net	280	(261)

Net cash provided by operating activities	36,638	34,972

Investing activities:
Capital expenditures	(4,479)	(4,842)
Insurance proceeds for property and equipment	17,703	-
Proceeds from sales of properties	8	402
Net withdrawals from restricted cash balances	2,524	5,852

Net cash provided by investing activities	15,756	1,412

Financing activities:
Dividends paid	(3,759)	(3,714)
Issuance of shares under incentive stock option plans
from treasury	720	-
Income tax benefit from exercise of stock options	11	-
Issuance (repayment) of debt by joint venture, net	3,436	(10,152)

Net cash provided by (used in) financing activities	408	(13,866)

Effect of exchange rate changes on cash	(1,623)	(1,042)

Increase in cash and cash equivalents	51,179	21,476

Cash and cash equivalents at the beginning of the period	346,001	278,860

Cash and cash equivalents at the end of the period	$397,180	$300,336

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE INSURANCE GAIN
(In thousands, except per share data)

Earnings without insurance gain is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the insurance gain is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The insurance gain resulted from final settlement for losses claimed as a result of a fire at our U.K. subsidiary in November 2008, the results of which are not impacted by daily operations and are not expected to recur in future periods.  Reconciliation of earnings without insurance gain to net income as reported is as follows:

	For the Quarter Ended March 27, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Gain	Gain
	(Unaudited)

Operating income	$47,055	$(22,506)	$24,549

Interest expense	(2,532)	-	(2,532)
Other income, net	140	-	140

Income before income taxes	44,663	(22,506)	22,157
Income tax expense (Note A)	(9,864)	(819)	(10,683)

Consolidated net income	34,799	(23,325)	11,474

Less net income attributable to noncontrolling interest	(841)	-	(841)
Net income attributable to Mueller Industries, Inc.	$33,958	$(23,325)	$10,633

Diluted earnings per share	$0.90	$(0.62)	$0.28

(A)	Realization of this insurance gain resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.